   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2003
                                                       REGISTRATION NO. 333-[__]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                                 LIFEPOINT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

               DELAWARE                                    33-0539168
   (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                            1205 SOUTH DUPONT STREET
                            ONTARIO, CALIFORNIA 91761
                                 (909) 418-3000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------

             AGENT FOR SERVICE:                       COPIES TO:
             LINDA H. MASTERSON                   DAVID A. HAHN, ESQ.
          CHIEF EXECUTIVE OFFICER                LATHAM & WATKINS LLP
              LIFEPOINT, INC.                  701 B STREET, SUITE 2100
          1205 SOUTH DUPONT STREET            SAN DIEGO, CALIFORNIA 92101
         ONTARIO, CALIFORNIA 91761                  (619) 236-1234
               (909) 418-3000

                              -------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              -------------------

                                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
    TITLE OF SECURITIES            AMOUNT         PROPOSED MAXIMUM OFFERING        PROPOSED MAXIMUM            AMOUNT OF
     TO BE REGISTERED        TO BE REGISTERED(1)      PRICE PER SHARE(2)           OFFERING PRICE(2)       REGISTRATION FEE
     ----------------        -------------------      ------------------           -----------------       ----------------
Common Stock, $.001 par          175,870,488                 $0.49                   $86,176,539                $7,928
  value per share

---------------------------------------------------------------------------------------------------------------------------

(1) A portion of the shares covered by this Registration Statement are issuable upon conversion of preferred stock and exercise of outstanding warrants. Pursuant to Rule 416(b) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable upon the conversion of preferred stock and the exercise of warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the American Stock Exchange on September 29, 2003.

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION--DATED OCTOBER 2, 2003

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                               175,870,488 SHARES

                                 LIFEPOINT, INC.

                                  COMMON STOCK

                              -------------------

The stockholders named on page 19 are selling up to 175,870,488 shares of our common stock.

Our common stock is listed on the American Stock Exchange under the symbol "LFP." On September 30, 2003, the last sale price of our common stock as reported on the American Stock Exchange was $0.42.

                              -------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES OF OUR COMMON STOCK ONLY IF YOU CAN SUSTAIN A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

                              -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.

                              -------------------

                   THE DATE OF THIS PROSPECTUS IS    , 2003.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary.                                                                    5
--------
Risk Factors                                                                8
------------
Special Note Regarding Forward Looking Statements                          15
-------------------------------------------------
Use of Proceeds                                                            16
---------------
Selling Stockholders                                                       16
--------------------
Plan of Distribution                                                       28
--------------------
Legal Matters                                                              29
-------------
Experts                                                                    29
-------
Where to Find Additional Information                                       29
------------------------------------

         The terms "LifePoint," "Company," "we," "our," "ours" and "us" refer to LifePoint, Inc. and our consolidated subsidiaries, unless the context requires otherwise, and not to the selling stockholders. All references to "common stock" refer to our common stock, $.001 par value per share.

                                     SUMMARY

         Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling stockholder. You should read this entire prospectus carefully, including the risk factors beginning on page 8 of this prospectus, and the periodic reports filed by us pursuant to the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. You may find a list of our current periodic reports under the caption "Where to Find Additional Information" in this prospectus.

         KEY QUESTIONS AND ANSWERS.

         1.       WHO ARE WE?

         We, LifePoint, Inc., are a Delaware corporation, with our corporate office and manufacturing plant at 1205 South Dupont Street, Ontario, California 91761. Our research and development facility is located at 10400 Trademark Street, Rancho Cucamonga, California 91730. Our telephone number is (909) 418-3000. You should make inquiries relating to this prospectus to Donald Rutherford, our Chief Financial Officer, by writing to him at our corporate office in Ontario, California or by calling him at (909) 418-3000.

         2.       WHAT BUSINESS ARE WE IN?

         We have developed, are manufacturing and have now started marketing a saliva-based, on-site diagnostic test system that initially tests simultaneously for drugs of abuse and alcohol. We have identified 11 markets for our initial products. However, our initial focus is:

         o law enforcement/criminal justice for testing of drivers and suspects and for use in drug courts and in probation and parole hearings,

         o the industrial workplace for pre-employment and employee testing, and

         o        for emergency medical diagnostic applications.

         Our first product, the IMPACT(R) TEST SYSTEM, uses technology licensed to us from the United States Navy and our own patented technologies. The IMPACT TEST SYSTEM uses a person's saliva to test on-site for the presence of alcohol and drugs of abuse, such as cocaine, heroin and marijuana. Our proprietary system consists of a small instrument with integrated software to automatically process the sample collection, test the sample and generate hardcopy test results. It requires a fully contained disposable saliva test module that consists of a mouthpiece for collecting the sample, which is connected to a test cassette that serves as an automatic sample collection device, sample processing and reaction/read chamber for up to ten different test analyses. Our initial target market is law enforcement and we expect that our subsequent target markets will be the industrial workplace and medical emergency rooms.

         On February 26, 2002 we released the IMPACT TEST SYSTEM for sale to international and domestic forensic markets. Since its release there have been a number of engineering improvements and retrofitting of the products in the field. We are initially marketing the product in the United States in markets not regulated by the Food and Drug Administration (the "FDA"), such as law enforcement and criminal justice testing, and in Europe and certain Asian countries where no FDA clearance is required. We will only be able to commence marketing of the product in the United States FDA regulated markets, such as medical markets, when FDA clearance is obtained. We anticipate clearance to occur shortly after we respond to FDA clarification questions. Usually, FDA 510(k) clearance takes approximately 100 days (based on the current experience of other companies with the FDA) after completion of submissions. We have begun the submission process with the FDA and we intend to apply for a total of at least nine separate FDA clearances. Six submissions have been initiated to date. The timing for our marketing launch to the industrial market in the United States, as indicated elsewhere in this prospectus, will be dependent on whether FDA approval is required. As indicated elsewhere in this prospectus, we cannot assure you that we will meet any and all of these deadlines to launch marketing of our initial product in other markets.

         In the future, we plan, as our research and development efforts continue, to make our non-invasive on-site diagnostic device available for other uses. Potential uses include long-term therapeutic drug monitoring, rapid diagnostic testing, disease-state testing and wellness/health screening.

         3.       WHAT IS OUR RECORD OF REVENUES AND EARNINGS?

         As of June 30, 2003, we had an accumulated deficit of $60,426,253. Until recently, when we initiated manufacturing and sales, we had devoted substantially all of our resources to research and development and have experienced an ongoing deficiency in working capital. During fiscal 2003 we recognized revenues of $49,000 from the sales of the IMPACT TEST SYSTEM instruments and Saliva Test Modules. While we believe we have met the criteria of SAB 101, due to delays in receiving payments on some of our initial product shipments, we have elected to record revenue related to shipments made during the year ended March 31, 2003 only to the extent the related cash has been collected. Accordingly, we anticipate that our operational losses will continue for at least five additional quarters, if not longer.

         4.       DO WE NEED ANY GOVERNMENTAL APPROVALS TO BEGIN MARKETING?

         For us to market our testing device to hospitals and other medical facilities in the United States, we must first obtain clearance from the FDA. We have made our initial submission of data to the FDA for clearance of our product and currently expect to complete the remainder of our submission during the quarter ending December 31, 2003. Based on the current average experiences of other companies as tracked by an industry group, we expect to get such clearance approximately 100 days later. However, we could be delayed in completing our submission. In addition, the FDA may not clear the product when submitted. In addition, even if this agency clears our product, we may receive this clearance later than we anticipate.

         Based on the FDA's regulations proposed in November 2000, we may also require FDA approval to sell to the industrial market in the United States. Several industry groups are currently attempting to dissuade the FDA from finalizing this policy. However, we are simultaneously collecting clinical data in the event that we have to make an application to the FDA for clearance at the same time as we make our application for medical use as described in the preceding paragraph.

         We do not require any governmental approvals to market the IMPACT TEST SYSTEM to law enforcement agencies in the United States.

         For our entry into the four initial target international markets in Canada, Western Europe, Australia and some Asian countries, we do not require any pre-entry approval from a governmental agency similar to that which we must obtain from the FDA in the United States as described above. There are, however, certain certifications which we must obtain to market successfully in some countries outside the United States. We have initiated our applications to obtain CSA (Canada) and CE Mark (Europe) certifications for these countries, as we have for U.L. certification in the United States. We have also implemented actions at our manufacturing plant to follow Quality System Regulation as prescribed by the FDA (for the United States medical markets only) and 1S0 certification for European sales. We are of the opinion that obtaining the certifications described in this paragraph will not delay our marketing in our initial target markets in these countries outside the United States.

         5.       WHAT SECURITIES ARE WE OFFERING PURSUANT TO THIS PROSPECTUS?

         We are not offering any securities pursuant to this prospectus. Persons or entities who or which acquired units in our private placement of Series D preferred stock and warrants pursuant to Regulation D under the Securities Act of 1933 will make substantially all of the sales of shares of our common stock pursuant to this prospectus. These units consisted of shares of our Series D preferred stock (which shares are convertible into shares of our common stock) and warrants (which are exercisable into shares of our common stock). We held two closings with respect to this offering, the first on July 14, 2003, and the second on September 22, 2003. We do not intend to offer or sell any additional units.

         An entity exercising a warrant will sell other shares of our common stock pursuant to this prospectus. These warrants were granted as partial compensation for service as a placement agent in the private placement described in the preceding paragraph.

         In addition, persons or entities holding shares of our Series C preferred stock will sell shares of our common stock issued as payment of premium. Some of the persons or entities holding shares of our Series C preferred stock will also be selling shares of our common stock that they will receive upon a change in the conversion rate of our Series C preferred stock from $3.00 per share to $0.30 per share as a result of their participation in the Series D private placement.

         All of these persons or entities (including certain transferees) selling shares of our common stock pursuant to this prospectus will be referred to herein as the "selling stockholders." They are named in the list beginning on page 19 of this prospectus. The selling stockholders may, as an alternative to their offering pursuant to this prospectus, seek to sell the aggregate of 175,870,488 shares of our common stock, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As the notes to the table beginning on page 24 of this prospectus indicate, certain of the selling stockholders beneficially own other shares of our common stock which are not being offered pursuant to this prospectus.

         6.       WHAT IS THE OFFERING PRICE PURSUANT TO THIS PROSPECTUS?

         The selling stockholders have advised us that they will sell, from time to time, the shares of our common stock at the prices quoted for our common stock on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our common stock is currently listed on the American Stock Exchange under the symbol "LFP." On September 30, 2003, the closing sales price as reported by the American Stock Exchange was $0.42 per share.

         7. WILL WE RECEIVE ANY PROCEEDS AS A RESULT OF SALES OF SHARES PURSUANT TO THIS PROSPECTUS?

         We are registering the shares of our common stock offered by this prospectus for the account of the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." All of the net proceeds from the sale of our common stock by this prospectus will go to the selling stockholders who offer and sell their shares of our common stock. We will not receive any part of the proceeds from the sale of these securities.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK BY PURCHASING SHARES FROM A SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS. WE HAVE DESCRIBED BELOW ALL OF THE RISKS WHICH WE DEEM MATERIAL TO YOUR INVESTMENT DECISION. A LIST OF THE NAMED SELLING STOCKHOLDERS MAY BE FOUND IN THIS PROSPECTUS IN THE TABLE BEGINNING ON PAGE 19. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND IN THE PERIODIC REPORTS WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK. FOR INFORMATION AS TO HOW YOU MAY RECEIVE COPIES OF OUR PERIODIC REPORTS, WE DIRECT YOUR ATTENTION TO THE SECTION CAPTIONED "WHERE TO FIND ADDITIONAL INFORMATION" IN THIS PROSPECTUS.

THE FOLLOWING RISK FACTORS RELATE TO OUR OPERATIONS:

         WE MAY HAVE A NEED TO RAISE ADDITIONAL MONEY IN THE FUTURE AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO OBTAIN THE AMOUNTS WE MAY NEED.

         Our predecessor independent auditors, in their report on our financial statements as of and for the year ended March 31, 2003, have included an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern, unless we were able to raise additional funds. We just completed an offering of Series D preferred stock, which may provide us with sufficient funds to meet our needs. However, if we are not able to meet our business goals, including certain sales revenues, we may need to raise additional funds in the future.

         We have operated at a loss and expect that to continue for some time in the future. Our plans for continuing product refinement and development, and to further develop our distribution network and manufacturing capacity will involve substantial costs. The extent of these costs will depend on many factors, including some of the following:

         o The progress and breadth of product refinement and manufacturing capacity and the timing of product trial acceptance by distributors, all of which directly influence cost and product sales;
         o The costs involved in completing the regulatory process to get our products approved, including the number, size, and timing of any potential requested additional clinical trials and costs associated with any potential additional clinical data review and assembly;
         o The costs involved in patenting our technologies and defending such patents;
         o The cost of manufacturing scale-up and distributing the IMPACT Test System; and
         o Competition for our products and our ability, and that of our distributors, to complete commercialization of our product.

         In the past, we have raised funds by public and private sales of our stock, and we are likely to do this in the future to raise needed funds. Sales of our stock to new private or public investors will usually result in existing stockholders becoming "diluted." The greater the number of shares sold, the greater the dilution. A high degree of dilution can make it difficult for the price of our stock to rise rapidly, among other things. Dilution also lessens a stockholder's voting power.

         We cannot assure you that we will be able to raise sufficient capital we may need to fund operations, or that we will be able to raise capital under terms that are favorable to us.

         WE EXPECT OUR OPERATIONAL LOSSES TO CONTINUE FOR PROBABLY AT LEAST ANOTHER FIVE QUARTERS AFTER JUNE 30, 2003.

         From the date we were incorporated on October 8, 1992 through June 30, 2003, we have incurred net losses of $56,450,917. In February 2002, we launched the marketing of the IMPACT TEST SYSTEM, our first product, to the international law enforcement market, one of our three initial worldwide target markets. There was no governmental approval required as a prerequisite to market to these potential users of our product. However, as indicated elsewhere in this section "Risk Factors," there are certain legal challenges that we must overcome to make our product fully acceptable in this market.

         For us to market our product in the United States to hospitals and other medical facilities (including medical emergency rooms), which is another one of our target markets, we must first obtain clearance from the FDA for our product. We have initiated six, and expect to complete all nine, filings of 510(k) applications, including the latest drugs developed, for clearance with the FDA no sooner than the quarter ending December 31, 2003.

         Our other initial target market is industrial companies that currently test employees for drugs and alcohol. In November 2000, the FDA announced its intention to be consistent in its regulation of drugs of abuse screening tests used in the home, work place, insurance and sports settings. Should the FDA enforce such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations would delay the start of marketing to the industrial market in the United States until we comply with such regulations. However, in anticipation of such adoption, we have been collecting the additional field data which management believes, based on discussions with the FDA, the FDA would require to approve our entry into the industrial market in the United States. We will seek this clearance from the FDA simultaneously with seeking approval of use of our product for medical purposes. In addition, we have commenced efforts to market our product to law enforcement agencies and medical users in Europe and Australia prior to obtaining FDA approval for use in the United States. This program could offset any loss in early revenues due to the delay, if it occurs, in our marketing to the industrial market in the United States.

         We may not meet the schedule described in the preceding two paragraphs, both as to our additional market launches and making our submissions to the FDA. In addition, the FDA or a foreign government may not grant clearance for the sale of our product for routine screening and/or diagnostic operations. Furthermore, the clearance process may take longer than projected. Even if we meet our schedule and although we have begun to generate revenues, it is anticipated that we will not attain profitability sooner than five quarters from September 30, 2003.

         WE MAY HAVE A NEED FOR ADDITIONAL FINANCING TO CONTINUE OR EXPAND OUR BUSINESS.

         Our ability to continue as a going concern will be dependent upon our ability to achieve profitable operations. We will need to rely on the proceeds from our private placement of Series D Convertible Preferred Stock to meet our capital needs until we achieve a positive cash flow from operations. Our ability to raise additional capital cannot be predicted at this time. Further, there can be no assurance that we will achieve positive cash flow in the next fiscal year or ever. If there is a reduced rate of growth in revenues from those currently anticipated, we may require additional funding. In addition, if we receive orders for our product faster than currently anticipated, we could require additional financing to expand our manufacturing, sales and other capabilities. Our inability to meet any such increased demand could result in the cancellation of orders and delay our attainment of becoming profitable.

         WE WILL BE INCREASING THE DEMANDS ON OUR LIMITED RESOURCES AS WE TRANSITION OUR EFFORTS FROM RESEARCH AND DEVELOPMENT TO PRODUCTION AND SALES.

         We currently have limited financial and personnel resources. We have only recently begun to transition from a research and development focused organization to a production and sales organization. To successfully manage this transition, we will be required to grow the size and scope of our operations, maintain and enhance our financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. There can be no assurance that we will be able to identify, hire and train qualified individuals as we transition and expand. Our failure to manage these changes successfully could have a material adverse effect on the quality of our products and technology, our ability to retain customers and key personnel and our operating results and financial condition.

         We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing. We have set forth below certain of these risks and difficulties in this section "Risk Factors." As an example, the transition from a development stage company to a commercial company may strain managerial, operational and financial resources. If our product achieves market acceptance, then we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We can give no assurances that we will be able to effectively do so or otherwise effectively manage future growth.

         OUR IMPACT TEST SYSTEM MAY HAVE A LENGTHY SALES CYCLE IN SOME MARKETS AND OUR CUSTOMERS MAY DECIDE TO CANCEL OR CHANGE THEIR PRODUCT PLANS, WHICH COULD CAUSE US TO LOSE ANTICIPATED SALES.

         Based on our early stages of product sales and the new technology represented by our product, our customers test and evaluate our product extensively prior to ordering it. In some markets, our customers may need three to six months or longer to test and evaluate our product prior to ordering. Due to this lengthy sales cycle, we have and may continue to experience delays from the time we increase our operating expenses and our investments in inventory until the time that we generate revenues from these products. It is possible that we may never generate any revenues from these products after incurring such expenditures. The delays inherent in our lengthy sales cycle in some markets may increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if significant customers curtail, reduce or delay orders.

         THROUGH THE EARLY STAGES OF PRODUCT RELEASE, OUR AVERAGE PRODUCT CYCLES HAVE TENDED TO BE SHORT AND, AS A RESULT, WE MAY HOLD EXCESS OR OBSOLETE INVENTORY WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         While our sales cycles in our initial markets have been long, our current average product life cycles tend to be short as a result of the rapidly changing product designs we make based on customer feedback. As a result, the resources we devote to product sales and marketing may not generate material revenues for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our operating results would be harmed.

         UNEXPECTED PROBLEMS AS TO HOW OUR PRODUCT FUNCTIONS CAN DELAY RECEIPT OF REVENUES AND ULTIMATELY OUR ATTAINING PROFITABILITY AND COULD POTENTIALLY ADVERSELY IMPACT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We experienced delays in marketing our product because of unanticipated performance problems that had arisen first in our own testing in our research and development facility and later at market trial and customer sites. Accordingly, when a product performance problem surfaced, we had no choice except to make product improvements and modifications. We also had to delay completion of the field-testing necessary to furnish the data for some of our submissions to the FDA, and with it, to delay completion of such FDA submissions.

         These delays in product production and other product problems delayed our receipt of revenues, which has increased our need for additional financing. Attention is also directed to the possible delays at the FDA described in this section "Risk Factors." Any future delays in obtaining revenues will increase our need for additional financing and could adversely impact our ability to continue as a going concern.

         WE WILL FACE COMPETITION FROM NEW AND EXISTING DIAGNOSTIC TEST SYSTEMS.

         We face competition from many companies of varying size. Substantially all of our competitors current products either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol. Based on our knowledge of the marketplace, we believe that there are no products currently available that both test simultaneously for drugs of abuse and alcohol and provide lab-quality, blood-comparable, "under the influence" information for drugs of abuse on-site. Drug testing is primarily done on urine, both in a central lab or on-site, with limited testing being done on blood in a central lab. Recently, saliva-based, lateral-flow membrane, on-site drug tests have been introduced.

         Four companies, Avitar, Inc. ("Avitar"), OraSure Technologies, Inc. ("OraSure"), Varian, Inc. ("Varian"), formerly known as AnSys, Brannan Medical ("Brannan") and Cozart Bioscience Ltd. ("Cozart"), market oral screening drugs of abuse devices. The type of technology used by these companies is called lateral flow membrane technology, which is the process by which a specimen flows across a treated test strip (membrane) and which produces colored test result on a portion of the test strip. Home pregnancy tests are a good example of lateral flow membrane technology. This type of test is less sensitive than the flow immunosensor technology and cannot provide quantifiable results, but only qualitative, yes/no answers. We believe this type of technology is not sensitive enough to detect certain drugs at levels that are found in saliva. Additionally, on-site tests that are not instrument-based and rely on a subjective result reading are not generally legally admissible or defensible. In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

         We also face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade International Inc.), Varian Inc. and at least five other major diagnostic and/or pharmaceutical companies. All of these competitors currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we have to develop and market their products.

         With respect to breath testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.

         Furthermore, because of the time frame we have taken to bring our product to market, our competition may have developed name recognition among customers that will adversely effect our future marketing efforts.

         FAILURE TO COMPLY WITH THE SUBSTANTIAL GOVERNMENTAL REGULATION TO WHICH WE ARE SUBJECT MAY ADVERSELY AFFECT OUR BUSINESS.

         Attention has been drawn to the fact that we cannot market our saliva-based testing device to hospitals and other medical facilities unless we have obtained FDA approval. We have also pointed out that the FDA announced its intention to regulate marketing to the industrial market in the United States. In addition, if the FDA determines to regulate the industrial market in the United States, this will further delay the receipt of revenues by us in this market. Attention has also been drawn to the fact that, if we cannot obtain a waiver from CLIA regulation, the cost of running the IMPACT TEST SYSTEM could be higher for potential customers. There can be no assurance that we will obtain a waiver from CLIA regulation or FDA approval on a timely basis, if at all. If we do not obtain such waiver and approvals, our business will be adversely affected.

         WE MAY NOT BE ABLE TO EXPAND MANUFACTURING OPERATIONS ADEQUATELY OR AS QUICKLY AS REQUIRED TO MEET EXPECTED ORDERS.

         We first began our manufacturing process in January 2001. However, we have not as yet made any significant deliveries of our product. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support expected commercial sales. In addition, we may not be able to manufacture cost effectively on a large scale.

         We expect to conduct all manufacturing of the Saliva Test Module's
(STM) at our own facility. In addition, we intend to continue to assemble the IMPACT TEST SYSTEM instrument for at least another four to six months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. We have engaged an outside manufacturer of instruments to final assemble the current instrument in conjunction with our own in-house assembly. Our current timetable for transfer of some of the final assembly of the current instrument is during the quarter ending March 31, 2004. We could, accordingly, turn over instrument assembly to a number of qualified outside instrument assembly suppliers in the event of such problems at our facility. We can use another manufacturer for the final assembly of our instrument because other suppliers furnish the subassemblies and other components. Accordingly, any capable electronics manufacturer would have the capability to produce this type of equipment. We have identified several potential electronic manufacturers as possible alternatives to our initial outside supplier should we so require. However, the STM is a proprietary device developed by us and, accordingly we are not currently aware of any alternative manufacturer for the STM.

         OUR DEPENDENCE ON CMI, OUR STRATEGIC PARTNER, TO MARKET TO THE LAW ENFORCEMENT MARKET MAY ADVERSELY AFFECT OUR INITIAL MARKETING EFFORTS IF CMI DOES NOT SELL IN THE QUANTITIES WE ARE ANTICIPATING.

         As indicated above, our initial target market in the United States is the law enforcement market. On June 4, 2001, we entered into an exclusive three-year, renewable, distributorship agreement with CMI, Inc. ("CMI") to distribute the IMPACT TEST SYSTEM to the law enforcement markets in the United States and Canada. We selected CMI because, to our knowledge, it is the marketing and manufacturing leader for evidentiary breath alcohol testing instruments in law enforcement in this country. Nevertheless, CMI may not be able to sell the quantities of IMPACT TEST SYSTEM instruments that we believe that CMI is capable of selling. In such event, we would be required to seek another distributor or increase our own internal selling staff. We can give no assurance as to how quickly or successfully these alternative methods of product distribution will be implemented. Additionally, if MPD Inc., CMI's parent corporation, became bankrupt or had similar financial problems, this would prevent CMI from paying fees or making purchases.

         Based on CMI's initial forecasts, CMI will pay us approximately $5,000,000 during the first two and one-half years of the agreement. However, the agreement has a three-year term that does not begin until general marketing of the IMPACT TEST SYSTEM begins in the law enforcement market. Due to our lack of financing, this is not expected to begin prior to the quarter ending March 31, 2004. We note that CMI will benefit from volume discounts and, therefore, margins on products purchased by CMI may decrease over the term of the contract. In addition, CMI has guaranteed pricing on the instruments, which may result in much lower margins once we transfer the instrument production to an outside vendor. The agreement with CMI is automatically renewable unless CMI or we give notice to the other 180 days prior to the end of the initial term. Another risk is that CMI may terminate the distribution agreement.

         We can give no assurance, however, that CMI will make sales as we initially forecasted and, accordingly, make significant payments to us. Even if CMI were to pay us the contractual minimum amounts to maintain our exclusive marketing rights, such payments would be materially less than the forecasted amount of $5,000,000. For us to realize such forecasted amount from CMI, CMI would have to sell, on the average, at least 15 IMPACT TEST SYSTEM instruments per month during the two-and-one-half-year period. As of June 30, 2003, we had received no payments from CMI.

         LEGAL PRECEDENT HAS NOT YET BEEN ESTABLISHED FOR UPHOLDING THE RESULTS OF OUR DIAGNOSTIC TEST SYSTEM.

         The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace are well established. Blood and urine are the currently accepted standard samples for testing for drugs. Blood, breath and saliva are the currently accepted standard samples for testing for alcohol. However, several saliva-based drug tests are beginning to be used. We believe that our product meets the legal standards for admission as scientific evidence in court. However, until our product is challenged in court and a legal precedence is established, we cannot give assurance that our technology will be admissible in court and accepted by the market.

         We believe the desire to use saliva for drug testing in the workplace market is very strong. For example, SAMHSA, the federal agency that regulates drug testing on federal safety-sensitive workers, has indicated that it is in the process of adding saliva to the menu of applicable technologies for drug testing of federal safety sensitive personnel. Additionally, the use of saliva or other bodily substances to test employees on-site in the workplace for drugs is permitted in all states but four states

         State laws are being revised on an ongoing basis to allow law enforcement officers to use saliva as a specimen for testing for drivers under the influence of drugs or alcohol. Currently, saliva or other bodily substances for DUI testing for drugs or alcohol is specifically permitted in 24 states, but specifically excluded in six. Additional efforts will be needed to change the laws in these states which have not adopted saliva as an acceptable test specimen for DUI testing. We believe this change will occur because law enforcement officials are anxious to have a non-invasive test method for drug testing and are willing to support legislation. We are currently working on draft legislation for this joint effort. Nevertheless, we cannot give assurance as to when and if this legislation will be adopted in the other states.

         Lastly, the National Highway and Traffic Safety Administration must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. Nevertheless, because we have not yet submitted our product for approval, we cannot guarantee acceptance by this governmental agency.

         OUR EFFORTS TO LEGALLY PROTECT OUR PRODUCT MAY NOT BE SUCCESSFUL.

         We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies that we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result could increase costs of operations and adversely affect our results of operations.

         In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms, if at all. Moreover, in such event a company could bring legal action against us and we may find ourselves in long and costly litigation.

         WE MAY BE SUED FOR PRODUCT LIABILITY RESULTING FROM THE USE OF OUR DIAGNOSTIC PRODUCT.

         We may be held liable if the IMPACT TEST SYSTEM causes injury of any type. We have obtained product liability insurance to cover us against this potential liability. We believe that the amount of our current coverage is adequate for the potential risks in these areas. However, assuming a judgment is obtained against us, our insurance policy limits may not cover all of the potential liabilities. If we are required at a later date to increase the coverage, we may obtain the desired coverage, but only at a higher cost.

         OUR INCREASING EFFORTS TO MARKET PRODUCTS OUTSIDE THE UNITED STATES MAY BE AFFECTED BY REGULATORY, CULTURAL OR OTHER RESTRAINTS.

         We have commenced efforts to market our product through distributors in countries outside the United States, starting with certain of the Western European and Asian countries. In addition to economic and political issues, we may encounter a number of factors that can slow or impede our international sales, or substantially increase the costs of international sales, including the following:

         o We do not believe that our compliance with the current regulations for marketing our product in European countries will be a problem. However, new regulations (including customs regulations) can be adopted by these countries which may slow, limit or prevent our marketing our product. In addition, other countries in which we attempt, through distributors, to market our product may require compliance with regulations different from those of the Western European market.

         o Cultural and political differences may make it difficult to effectively obtain market acceptances in particular countries.

         o Although our distribution agreements provide for payment in U.S. dollars, exchange rates, currency fluctuations, tariffs and other barriers and extended payment terms could effect our distributors' ability to perform and, accordingly, impact our revenues.

         o Although we made an effort to satisfy ourselves as to the credit-worthiness of our distributors, the credit-worthiness of the foreign entities to which they sell may be less certain and their accounts receivable collections may be more difficult.

THE FOLLOWING RISK FACTORS RELATE TO OUR COMMON STOCK:

         FUTURE SALES OF OUTSTANDING DERIVATIVE SECURITIES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         All of the 38,027,320 shares of our common stock outstanding on September 30, 2003, were eligible for sale, as of September 30, 2003.

         As of September 30, 2003, there were 3,148,259 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to either our 1997 stock option plan or our 2000 stock option plan. Stock options were exercisable on such date, or will become exercisable within 60 days after that date, to purchase an aggregate of 1,123,495 shares. All of the shares issuable upon the exercises of stock options pursuant to these two plans have been registered under the Securities Act of 1933 for issuance by us to the respective optionees. Accordingly, unless the optionee is an "affiliate" of our company as such term is defined in Rule 405 under the Securities Act of 1933, he or she may, after exercise of a stock option, resell the shares received upon exercise without delivering a "reoffer" prospectus. Consistent with the practice of other public companies, we filed on August 9, 2001 a reoffer prospectus so that directors, executive officers and significant employees of our company holding stock options, or who exercised stock options, may resell their shares of our common stock immediately as other employees may do.

         In addition, as of September 30, 2003, we had reserved an aggregate of 12,040,559 shares for the exercises of certain outstanding common stock purchase warrants. The subject warrants do not include the common stock purchase warrants held by the selling stockholders or those held by three of our principal operating officers. The subject warrants expire on various dates ranging from November 30, 2003 to December 12, 2007. They have exercise prices ranging from $0.50 to $4.77 per share. They were all exercisable as of September 30, 2003.

The shares of our common stock issuable upon exercises of these warrants to purchase an aggregate of 60,000 shares have not been registered under the Securities Act of 1933. Accordingly, these shares will be "restricted securities" as such term is defined in Rule 144 (a)(3) under the Securities Act of 1933 after issuance. Each holder may, one year after the exercise of any such warrant, resell his, her or its shares received upon any such exercise pursuant to the exemption from registration of Rule 144 under the Securities Act of 1933.

         We are unable to predict the effect that sales into the market of shares of our common stock made under Rule 144 or otherwise and the delayed sales into the market of shares subject to the outstanding stock options and the warrants may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of these shares of our common stock or of the 175,870,488 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock.

         WE DO NOT ANTICIPATE PAYING DIVIDENDS ON COMMON STOCK IN THE FORESEEABLE FUTURE.

         We intend to retain future earnings, if any, to fund our operations and expand our business. In addition, our expected continuing operational losses and our Series C and Series D preferred stock will limit legally our ability to pay dividends on our common stock. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

         OUR BOARD'S RIGHT TO AUTHORIZE ADDITIONAL SHARES OF PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Our board of directors currently has the right, with respect to the 2,385,000 shares of our preferred stock not designated as our Series C or Series D preferred stock, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. The sole limitation is that the rights of the holders of any new series of preferred stock must be junior to those of the holders of the Series D, followed by the Series C preferred stock with respect to dividends, upon redemption and upon liquidation. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of us less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of us which a majority of our then holders of our common stock otherwise favor.

         OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS, WHICH COULD FRUSTRATE A TAKEOVER ATTEMPT AND LIMIT YOUR ABILITY TO REALIZE ANY CHANGE OF CONTROL PREMIUM ON SHARES OF OUR COMMON STOCK .

         There are two provisions in our certificate of incorporation or bylaws which could be used by us as an anti-takeover device. Our certificate of incorporation provides for a classified board -- one third of our directors to be elected each year. Accordingly, at least two successive annual elections will ordinarily be required to replace a majority of the directors in order to effect a change in management. Thus, the classification of the directors may frustrate a takeover attempt which a majority of our then holders of our common stock otherwise favor.

         In addition, we are obligated to comply with the procedures of Section 203 of the Delaware corporate statute, which may discourage certain potential acquirors which are unwilling to comply with its provisions. Section 203 prohibits us from entering into a business combination (for example, a merger or consolidation or sale of assets of the corporation having an aggregate market value equal to 10% or more of all of our assets) for a period of three years after a stockholder becomes an "interested stockholder." An interested stockholder is defined as being the owner of 15% or more of the outstanding voting shares of the corporation. There are exceptions to its applicability including our board of directors approving either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. At a minimum we believe such statutory requirements may require the potential acquirer to negotiate the terms with our directors.

================================================================================

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

================================================================================

                           FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things, those set forth elsewhere in this prospectus under the heading "Risk Factors." You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions used in this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         We are registering the shares of our common stock offered by this prospectus for the account of the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." All of the net proceeds from the sale of our common stock by this prospectus will go to the selling stockholders who offer and sell their shares of our common stock. We will not receive any part of the proceeds from the sale of these securities.

                              SELLING STOCKHOLDERS

         The following table sets forth for each selling stockholder, as of the date of this prospectus:

         o        the name of the selling stockholder,
         o the number and percentage of shares of our common stock beneficially owned as of September 2, 2003,
         o the number of shares of our common stock to be offered pursuant to this prospectus, and
         o the number and percentage of shares of our common stock to be beneficially owned following the offering pursuant to this prospectus, assuming all of the shares to be offered pursuant to this prospectus are sold.

         During the past three years, none of the selling stockholders had any position, office or other material relationship with us, except as a stockholder and except that Paul Sandler, one of our directors, is affiliated with a family partnership, PMLDSS, Ltd., which is a selling stockholder.

         The selling stockholders are offering pursuant to this prospectus, as indicated in the following table, an aggregate of 175,870,488 shares of our common stock, broken down as follows:

         o an aggregate of 142,699,621 shares of our common stock issuable upon the conversion of and payment of dividends on our Series D preferred stock and the exercise of warrants issued in connection with our Series D preferred stock,
         o an aggregate of 25,177,363 additional shares of common stock issuable upon the conversion of 239,792 shares of our Series C preferred stock ($35 stated value), resulting from a one time change in the conversion price of our Series C preferred stock, from $3.00 per share to $0.30 per share, granted to the holders of Series C preferred stock who participated in the private placement of our Series D preferred stock,
         o an aggregate of 5,348,504 shares issued or which we estimate to be issuable upon the redemption of premium with respect to the 389,791 outstanding shares of our Series C preferred stock, and
         o an aggregate of 2,645,000 shares of our common stock issuable upon the exercise of warrants originally issued to two of our creditors on November 12, 2002 and February 19, 2003.

         The following table assumes that the selling stockholders will sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of such sales. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

         The percentages of beneficial ownership reported in the following table are based upon 38,027,320 shares of our common stock which were outstanding on September 30, 2003. The number of shares shown in the column entitled "Shares Beneficially Owned Before Offering" is determined under rules promulgated by the SEC. No holder of preferred stock or warrants issued in connection with the Series D preferred stock financing is entitled to convert any shares of such preferred stock into, or exercise any such warrants for, common stock, or dispose of any shares of such preferred stock or any portion of any such warrants if it would result in the holder or any of its affiliates together beneficially owning more than 4.99% of the outstanding shares of our common stock, except with respect to stockholders who previously waived this provision prior to it becoming binding upon them. Therefore, while included in the number of shares offered in the table below, shares which the selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned by virtue of such limitation. As a result, the number of shares that each selling stockholder may sell pursuant to this prospectus may exceed the number of shares such holder beneficially owned prior to the offering, as determined pursuant to the rules promulgated by the SEC.

         Each of the following symbols as used in the selling stockholder table shall have the meaning assigned to it as indicated below:

  Symbol                           Meaning
--------------------------------------------------------------------------------

OS Shares of our common stock beneficially owned by the stockholders acquired other than in connection with the Series C or Series D Preferred stock transactions.
--------------------------------------------------------------------------------

OW Shares of our common stock issuable upon exercise of our investor warrants acquired other than in connection with the Series C or Series D Preferred stock transactions.
--------------------------------------------------------------------------------

CS Shares of common stock issuable upon the conversion of our Series C preferred stock at the original conversion price of $3.00 per share.
--------------------------------------------------------------------------------

CW Shares of common stock issuable upon exercise of our investor warrants issued in connection with the Series C private placement.
--------------------------------------------------------------------------------

CP Shares of common stock estimated to be issuable upon redemption of premium on our Series C preferred stock.
--------------------------------------------------------------------------------

CA Shares of common stock issuable to the Series C preferred stock holders who, by virtue of their participation in the Series D preferred stock placement, had their conversion price reset to $0.30 per share.
--------------------------------------------------------------------------------

DS Shares of common stock issuable upon the conversion of our Series D preferred stock at the original conversion price of $0.30 per share.
--------------------------------------------------------------------------------

DW Shares of common stock issuable upon exercise of our investor warrants issued in connection with the Series D private placement.
--------------------------------------------------------------------------------

DP Shares of common stock estimated to be issuable upon redemption of premium on our Series D preferred stock.
--------------------------------------------------------------------------------

NO Shares of our common stock issuable upon exercise of our investor warrants originally acquired in connection with our two debt transactions.
--------------------------------------------------------------------------------

ND Shares of common stock issuable to the debt holders who, by agreement with the Series D preferred investors, have agreed to convert their debt into shares of the Series D preferred stock.
--------------------------------------------------------------------------------

NW Shares of common stock issuable upon exercise of our investor warrants issued to the debt holders who, by agreement with the Series D preferred investors, have agreed to convert their debt into shares of the Series D preferred stock.
--------------------------------------------------------------------------------

NP Shares of common stock estimated to be issuable upon redemption of premium on our Series D preferred stock.
--------------------------------------------------------------------------------

PW       Shares of common stock issuable upon exercise of placement agent warrants.
--------------------------------------------------------------------------------

TS       The total of all of the foregoing shares of our common stock
--------------------------------------------------------------------------------

Where a particular symbol is not shown, then the stockholder does not own shares falling into that category. In addition, because a stockholder may convert his, her or its shares of our Series C and Series D preferred stock prior to the respective maturity date, the stockholder may not receive all of the shares shown in the table for the symbols CP and DP. If this occurs, the stockholder's total shown in the table for the symbol TS would also be reduced.

                                                   TABLE OF SELLING STOCKHOLDERS

                                                             Beneficial ownership
                                                               before offering                               Beneficial ownership
                                                              (with limitations)            Shares               after offering
Name of selling stockholder                                      number      %              Offered               number      %
-----------------------------------------------         ------------------------------------------------- --------------------------
St. Cloud Investments Ltd. (1)                    OS              956,511                        220,449           736,062
2525 Michigan Ave., #A5                           OW               87,500                              -            87,500
Santa Monica, CA 90404                            CS            1,452,064                              -         1,452,064
                                                  CW            1,252,017                              -         1,252,017
                                                  CP            1,451,648                      1,451,648                 -
                                                  CA           13,064,421                     13,064,421                 -
                                                  DS            9,595,707                      9,595,707                 -
                                                  DW           19,191,414                     19,191,414                 -
                                                  DP            1,727,400                      1,727,400                 -
                                                        ------------------            ------------------- -----------------
                                                  TS           48,778,682    56.88%           45,251,039         3,527,643    8.64%

General Conference Corporation of SDA (2)         OS            6,211,137                         58,708         6,152,429
12501 Old Columbia Pike                           OW              740,000                              -           740,000
Silver Spring, MD. 20904                          CS              333,424                              -           333,424
                                                  CW              333,424                              -           333,424
                                                  CP              333,328                        333,328                 -
                                                  NO            1,525,000                      1,525,000                 -
                                                  ND            9,039,096                      9,039,096                 -
                                                  NW           18,078,192                     18,078,192                 -
                                                  NP            1,627,037                      1,627,037                 -
                                                        ------------------            ------------------- -----------------
                                                  TS           38,220,638    54.57%           30,661,361         7,559,277   19.17%

Jonathan J. Pallin Revocable Trust (3)            OS              662,000                              -           662,000
4132 Chevy  Chase Dr.                             NO            1,120,000                      1,120,000                 -
La Canada, CA 91011                               ND            5,146,152                      5,146,152                 -
                                                  NW           10,292,304                     10,292,304                 -
                                                  NP              926,307                        926,307                 -
                                                                                      ------------------- -----------------
                                                  TS           18,146,763    32.69%           17,484,763           662,000    1.74%

BayStar Capital II, L.P. (4)                      DS              628,271                      3,333,000                 -
80 E. Sir Frances Drake, #2B                      DW            1,256,541                      6,666,000                 -
Larkspur, CA 94939                                DP              113,100                        600,000                 -
                                                        ------------------            -------------------
                                                  TS            1,997,912    4.99%            10,599,000                 -     nil

Lagunitas Partners L.P (5)                        DS              628,437                      2,999,700                 -
50 Osgood Place - PH                              DW            1,256,874                      5,999,400                 -
San Francisco, CA 94133                           DP              113,130                        540,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,998,441    4.99%             9,539,100                 -     nil

New England Partners Capital, L.P. (6)            OS              187,117                         58,708           128,409
One Boston Place, Ste. 3630                       CS              333,424                              -           333,424
Boston, MA. 02108                                 CW              333,424                              -           333,424
                                                  CP               64,499                        333,328                 -
                                                  CA              580,473                      2,999,860                 -
                                                  DS              322,468                      1,666,500                 -
                                                  DW              644,936                      3,333,000                 -
                                                  DP               58,050                        300,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,986,577    4.99%             8,691,396           795,257    2.06%

                                       19



                                                   TABLE OF SELLING STOCKHOLDERS

                                                             Beneficial ownership
                                                               before offering                               Beneficial ownership
                                                              (with limitations)            Shares               after offering
Name of selling stockholder                                      number      %              Offered               number      %
-----------------------------------------------         ------------------------------------------------- --------------------------

Omicron Master Trust (7)                          OS              189,378                        145,890            43,488
810 Seventh Avenue, 39th Fl                       CS              828,570                              -                 -
New York, NY 10019                                CW              828,570                              -           828,570
                                                  CP              199,628                        828,334           828,570
                                                  CA              433,790                      1,799,958                 -
                                                  DS              240,976                        999,900                 -
                                                  DW              481,952                      1,999,800                 -
                                                  DP               43,380                        180,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,988,475    4.99%             5,953,882         1,700,628    4.29%

Zannett Lombardier Master Fund II (8)             OS              127,417                        117,417            10,000
135 East 57th Street                              CS              466,812                              -           466,812
New York, NY 10022                                CW              646,852                              -           646,852
                                                  CP              150,504                        466,678                 -
                                                  CA            1,354,491                      4,199,972                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,991,568    4.99%             4,784,067         1,123,664    2.87%

SF Capital Partners Ltd. (9)                      DS              628,437                      1,666,500                 -
505 Montgomery St, 10th Fl                        DW            1,256,874                      3,333,000                 -
San Francisco,CA  94111                           DP              113,130                        300,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,998,441    4.99%             5,299,500                 -     nil

Roth Capital Partners (10)                        PW            2,138,698                      4,838,683                 -
                                                        ------------------            ------------------- -----------------
24 Corporate Plaza                                TS            2,138,698    4.99%             4,838,683                 -     nil
Newport Beach, CA 92660

Alpha Capital Aktiengesellschaft (11)             DS              627,937                      1,333,200                 -
One Bay St., Ste 401                              DW            1,255,874                      2,666,400                 -
Nassau (NP), The Bahamas                          DP              113,040                        240,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,996,852    4.99%             4,239,600                 -     nil

Gamma Opportunity Capital Partners, L.P. (12)     DS              627,937                      1,333,200                 -
One Bay St., Ste 401                              DW            1,255,874                      2,666,400                 -
Nassau (NP), The Bahamas                          DP              113,040                        240,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,996,852    4.99%             4,239,600                 -     nil

OTATO Limited Partnership (13)                    OS               30,408                         23,425             6,983
One Manhattanville Rd.                            CS              133,038                              -           133,038
Purchase, NY  10577                               CW              133,038                              -           133,038
                                                  CP               70,357                        133,000                 -
                                                  CA              633,193                      1,196,962                 -
                                                  DS              352,631                        666,600                 -
                                                  DW              705,263                      1,333,200                 -
                                                  DP               63,480                        120,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,996,086    4.99%             3,473,187           273,059     nil

Bristol Investment Fund, Ltd. (14)                DS              627,604                      1,166,550                 -
6363 Sunset Boulevard, 5th  Fl                    DW            1,255,208                      2,333,100                 -
Hollywood, CA 90028                               DP              112,980                        210,000                 -
                                                        ------------------                                -----------------
                                                  TS            1,995,792    4.99%             3,709,650                 -     nil

                                       20



                                                   TABLE OF SELLING STOCKHOLDERS

                                                             Beneficial ownership
                                                               before offering                               Beneficial ownership
                                                              (with limitations)            Shares               after offering
Name of selling stockholder                                      number      %              Offered               number      %
-----------------------------------------------         ------------------------------------------------- --------------------------

Crestview Capital Fund II, L.P. (15)              DS              627,437                        999,900                 -
95 Revere Drive, Ste F                            DW            1,254,875                      1,999,800                 -
Northbrook, IL 60062                              DP              112,950                        180,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,995,262    4.99%             3,179,700                 -     nil

Gruber & McBaine International (16)               DS              627,937                        999,900                 -
50 Osgood Place - PH                              DW            1,255,874                      1,999,800                 -
San Francisco, CA 94133                           DP              113,040                        180,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,996,852    4.99%             3,179,700                 -     nil

McCarthy Family Partner (17)                      OS               41,556                         14,384            27,172
1107 Broadway, Ste. 1300                          CS               81,690                              -            81,690
New York, NY 10010                                CW               81,690                              -            81,690
                                                  CP               69,825                         81,667                 -
                                                  CA              628,405                        734,977                 -
                                                  DS              350,515                        409,959                 -
                                                  DW              701,030                        819,918                 -
                                                  DP               63,099                         73,800                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,994,120    4.99%             2,134,705           190,552     nil

J. Patterson McBaine (18)                         DS              499,950                        499,950                 -
50 Osgood Place - PH                              DW              999,900                        999,900                 -
San Francisco, CA 94133                           DP               90,000                         90,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,589,850    4.01%             1,589,850                 -     nil

Jon D & Linda W Gruber (19)                       DS              499,950                        499,950                 -
50 Osgood Place - PH                              DW              999,900                        999,900                 -
San Francisco, CA 94133                           DP               90,000                         90,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,589,850    4.01%             1,589,850                 -     nil

RHP Master Fund, Ltd. (20)                        DS              333,300                        333,300                 -
Three Bala Plaza - East, Ste 585                  DW              666,600                        666,600                 -
Bala Cynwyd, PA 19004                             DP               60,000                         60,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS            1,059,900    2.71%             1,059,900                 -     nil

Carol Sue Sandler (21)                            OS              508,346                         18,493           489,853
435 East 52nd Street, Suite 13A                   CS              105,030                              -           105,030
New York, NY 10022                                CW              105,030                              -           105,030
                                                  CP              105,000                        105,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              823,406    2.15%               123,493           699,913     nil

H&B Wilson Interests, Ltd. (22)                   OS              117,255                          4,110           113,145
2001 Kirby Drive, Ste 712                         CS               23,340                              -            23,340
Houston, TX. 77019                                CW               23,340                              -            23,340
                                                  CP               23,333                         23,333                 -
                                                  CA              209,993                        209,993                 -
                                                  DS              116,655                        116,655                 -
                                                  DW              233,310                        233,310                 -
                                                  DP               21,000                         21,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              768,226    1.99%               608,401           159,825     nil

                                       21



                                                   TABLE OF SELLING STOCKHOLDERS

                                                             Beneficial ownership
                                                               before offering                               Beneficial ownership
                                                              (with limitations)            Shares               after offering
Name of selling stockholder                                      number      %              Offered               number      %
-----------------------------------------------         ------------------------------------------------- --------------------------

Gary Blum (23)                                    OS                5,575                          5,137               438
3104 Oak Lane                                     CS               29,175                              -            29,175
Dallas TX. 75226                                  CW               29,175                              -            29,175
                                                  CP               29,167                         29,167                 -
                                                  CA              262,492                        262,492                 -
                                                  DS              146,652                        146,652                 -
                                                  DW              293,304                        293,304                 -
                                                  DP               26,400                         26,400                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              821,940    2.12%               763,152            58,788     nil

AWINN Ltd (24)                                    OS               49,146                          4,110            45,036
5308 Ashbrook                                     CS               23,340                              -            23,340
Houston, TX 77081                                 CW               23,340                              -            23,340
                                                  CP               23,333                         23,333                 -
                                                  CA              209,993                        209,993                 -
                                                  DS              116,655                        116,655                 -
                                                  DW              233,310                        233,310                 -
                                                  DP               21,000                         21,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              700,117    1.81%               608,401            91,716     nil

Elliott International, L.P. (25)                  OS               73,134                         32,289            40,845
712 5th Avenue                                    CS              183,382                              -           183,382
New York, NY 10019                                CW              183,382                              -           183,382
                                                  CP              183,330                        183,330                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              623,228    1.62%               215,619           407,609    1.06%

Scorpion Acquisition LLC (26)                     OS               11,501                          3,595             7,906
1107 Broadway, Ste. 1300                          CS               20,423                              -            20,423
New York, NY 10010                                CW               20,423                              -            20,423
                                                  CP               20,417                         20,417                 -
                                                  CA              183,744                        183,744                 -
                                                  DS              103,323                        103,323                 -
                                                  DW              206,646                        206,646                 -
                                                  DP               18,600                         18,600                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              585,077    1.52%               536,325            48,752     nil

Elliot Associates, L.P. (27)                      OS               57,054                         26,418            30,636
712 5th Avenue                                    CS              150,041                              -           150,041
New York, NY 10019                                CW              150,041                              -           150,041
                                                  CP              149,997                        149,997                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              507,133    1.32%               176,415           330,718     nil

Brendon Devlin (28)                               OS               81,347                         20,548            60,799
85 West Northfield Road                           CS              116,700                              -           116,700
Livingston, NJ 07039                              CW              116,700                              -           116,700
                                                  CP              116,667                        116,667                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              431,414    1.12%               137,215           294,199     nil

PMLDSS LTD. (29)                                  OS               60,064                         18,493            41,571
8050 North Third Avenue                           CS              105,030                              -           105,030
Phoenix, AZ 85021                                 CW              105,030                              -           105,030
                                                  CP              105,000                        105,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              375,124     nil                123,493           251,631     nil

                                       22



                                                   TABLE OF SELLING STOCKHOLDERS

                                                             Beneficial ownership
                                                               before offering                               Beneficial ownership
                                                              (with limitations)            Shares               after offering
Name of selling stockholder                                      number      %              Offered               number      %
-----------------------------------------------         ------------------------------------------------- --------------------------

The Michael S. McCord GST Trust (30)              OS               18,606                          2,055            16,551
2001 Kirby Dr., #701                              OW               12,500                              -            12,500
Houston, TX. 77019                                CS               11,670                              -            11,670
                                                  CW               11,670                              -            11,670
                                                  CP               11,667                         11,667                 -
                                                  CA              104,997                        104,997                 -
                                                  DS               59,994                         59,994                 -
                                                  DW              119,988                        119,988                 -
                                                  DP               10,800                         10,800                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              361,892     nil                309,501            52,391     nil

Stifel Nicolaus Cust  A. Ray Cercle IRA (31)      OS                7,810                          2,055             5,755
501 N. Broadway                                   CS               11,670                              -            11,670
St. Louis, MO 63102                               CW               11,670                              -            11,670
                                                  CP               11,667                         11,667                 -
                                                  CA              104,997                        104,997                 -
                                                  DS               59,994                         59,994                 -
                                                  DW              119,988                        119,988                 -
                                                  DP               10,800                         10,800                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              338,596     nil                309,501            29,095     nil

Dos Cunados (32)                                  OS                6,349                          2,055             4,294
827 Wade Hampton                                  CS               11,670                              -            11,670
Houston, TX 77024                                 CW               11,670                              -            11,670
                                                  CP               11,667                         11,667                 -
                                                  CA              104,997                        104,997                 -
                                                  DS               59,994                         59,994                 -
                                                  DW              119,988                        119,988                 -
                                                  DP               10,800                         10,800                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              337,135     nil                309,501            27,634     nil

Michel A. Amsalem (33)                            OS               34,510                         12,329            22,181
285 Riverside Drive, Suite 11A                    CS               70,020                              -            70,020
New York, NY 10025                                CW               70,020                              -            70,020
                                                  CP               70,000                         70,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              244,550     nil                 82,329           162,221     nil

Raul M. Rodelas (34)                              OS               19,476                          6,164            13,312
7114 North 23rd Place                             CS               35,010                              -            35,010
Phoenix, AZ 85020                                 CW               35,010                              -            35,010
                                                  CP               35,000                         35,000                 -
                                                        ------------------            ------------------- -----------------
                                                  TS              124,496     nil                 41,164            83,332     nil

Timberline Opportunity Partners, LP (35)          OS                6,836                          2,055             4,781
657 Ravel Ct.                                     CS               11,670                              -            11,670
Las Vegas, NV 89145                               CW               11,670                              -            11,670
                                                  CP               11,667                         11,667                 -
                                                        ------------------            ------------------- -----------------
                                                  TS               41,843     nil                 13,722            28,121     nil

Harry S.Y. Nam (36)                               OS                2,271                          2,055               216
PO Box 3113                                       CS               11,670                              -            11,670
Rancho Santa Fe, CA 92067                         CW               11,670                              -            11,670
                                                  CP               11,667                         11,667                 -
                                                        ------------------            ------------------- -----------------
                                                  TS               37,278     nil                 13,722            23,556     nil

                                       23

1.) Each of Robert T. Tucker and Nancy Main is a director of this stockholder. As such, they have shared voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, they disclaim such beneficial ownership of these shares. On July 9, 2003, St. Cloud Investments, Ltd. agreed to lend Zanett Lombardier Master Fund II ("Zanett") $1,000,000, to be used by Zanett to purchase 1,000 Series D preferred shares and related warrants. Zanett agreed to repay such loan by transferring to St. Cloud the 1,000 Series D preferred shares and related warrants to be purchased by Zanett. Zanett also agreed to transfer to St, Cloud 17,142 Series C preferred shares. These transactions were effected on September 22, 2003, simultaneously with the second closing of the Series D financing.

2.) No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this stockholder. The governing board of this stockholder delegates investment authority over owned and trustee funds through various committees to the General Conference Investment Office, which is led by an Associate Treasurer of this stockholder (currently Roy Ryan is assigned with respect to us). Day-to-day responsibility with respect to each issuer in which this stockholder makes an investment (including us) is delegated to one or more portfolio managers. They may vote our shares or execute investment decisions with respect to our securities, but only within the guidelines or policies authorized by the governing board or one of the governing committees.

3.) Jonathan J. Pallin is the trustee of this stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers.

4.) BayStar Capital Management, LLC, a Delaware limited liability company ("BayStar Management"), is the general partner of the stockholder, and has the sole voting and investment power with respect to the shares of our common stock reported in the stockholder table. By reason of such relationship, BayStar Management may be deemed beneficial owner of these shares. However, BayStar Management disclaims such beneficial ownership of these shares. There are three independent managing members of BayStar Management. The three independent managing members of BayStar Management are: Steven Lamar, Larry Goldfarb and Steven Derby. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls BayStar Management.

5.) Gruber & McBaine Cap Mgmt ("GMCM"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, GMCM may be deemed the beneficial owner of these shares as a result of possessing these powers. However, GMCM disclaims such beneficial ownership of these shares. Jon D Gruber & J Patterson McBaine as managing members, along with Eric B Swergold of GMCM have the power to act on its behalf.

6.) NEP Capital LLC ("NEP Capital"), as the general partner of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, NEP Capital may be deemed the beneficial owner of these shares as a result of possessing these powers. However, NEP Capital disclaims such beneficial ownership of these shares. There are five independent members of NEP Capital. The five independent members of NEP Capital are: David Dullum, Robert Hanks, John Rousseau, Edwin Snape and Chris Young. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls NEP Capital.

7.) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital'), serves as subadvisor to this stockholder, a Bahamas limited partnership. Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital and Grove Management Limited ("Grove") is the general partner of this stockholder. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by this stockholder and Grove may be deemed to share voting and dispositive power over the shares of our common stock owned by this stockholder. Omicron Capital, OCI and Grove disclaim beneficial ownership of such shares of our common stock. On the date of this prospectus, Olivier H. Morali, an officer of OCI, has delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by this stockholder. Mr. Morali disclaims beneficial ownership of such shares of our common stock and he has no legal right to maintain such delegated authority. No other person beneficially owns the shares of our common stock owned by this stockholder. This stockholder and Grove are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this stockholder and Grove.

8.) Lombardier Management Limited, a Cayman Islands limited liability company ("Lombardier"), is the general partner and serves as subadvisor to this stockholder, a Cayman Islands limited partnership. Zanett Lombardier Limited is the limited partner of this stockholder ("ZL Limited"). By reason of such relationships, Lombardier may be deemed to share dispositive power over the shares of our common stock owned by this stockholder and ZL Limited may be deemed to share voting and dispositive power over the shares of our common stock owned by this stockholder. Lombardier and ZL Limited disclaim beneficial ownership of such shares of common stock. Gianluca Cicogna, a director of Lombardier, has delegated authority from the Board of Directors of Lombardier to make portfolio management decisions with respect to the shares of common stock owned by this stockholder. Mr. Cicogna disclaims beneficial ownership of such shares of common stock and he has no legal right to maintain such delegated authority. No other person beneficially owns the shares of common stock owned by this selling stockholder. Lombardier and ZL Limited are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls Lombardier and ZL Limited. On July 9, 2003, St. Cloud Investments, Ltd. agreed to lend Zanett Lombardier Master Fund II ("Zanett") $1,000,000, to be used by Zanett to purchase 1,000 Series D preferred shares and related warrants. Zanett agreed to repay such loan by transferring to St. Cloud the 1,000 Series D preferred shares and related warrants to be purchased by Zanett. Zanett also agreed to transfer to St, Cloud 17,142 Series C preferred shares. These transactions were effected on September 22, 2003, simultaneously with the second closing of the Series D financing.

9.) The foregoing shares are held directly by SF Capital Partners, Ltd., a British Virgin Islands company ("SF Capital"). Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro"), acts as investment manager of SF Capital. As the managing members of Staro, Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all of the foregoing shares. Therefore, Mssrs. Roth and Stark may be deemed the beneficial owner of the shares of our common stock reported in the table for this stockholder as a result of possessing such powers. However, they disclaim beneficial ownership of these shares.

10.) Roth Capital Partners, LLC is a California limited liability company. Gordon Roth is the Chief Operating Officer of this selling stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares.

11.) Konrad Ackermann, as Director of Alpha Capital Aktiengesellschaft, a corporation organized under the laws of the Principality of Liechtenstein, has the power to act of its behalf, including the sole voting and investment power with respect to the LifePoint securities being registered.

12.) Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathan P. Knight, PhD. are the Directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman and Jonathan P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered hereto.

13.) OTA Grand Cayman, Inc., a Delaware corporation ("OTAGC"), is the general partner of this stockholder, a Grand Cayman limited partnership. By reason of such relationship, OTAGC may be deemed to share voting and dispositive power over the shares of our common stock beneficially owned by this stockholder. OTAGC disclaims beneficial ownership of such shares of common stock. Frederick Berdon and Paul Masters, registered representatives of a registered broker-dealer at which this stockholder maintains a brokerage account, have discretionary authority to trade the shares of common stock owned by this stockholder and sold through such account. Messrs. Berdon and Masters disclaim beneficial ownership of such shares of common stock and neither of such persons has any legal right to require this stockholder to maintain a brokerage account with such registered broker-dealer or to require this stockholder to continue to provide such person discretionary trading authority over the shares of such account. This stockholder and OTAGC are not "affiliates," as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a stockholder. No other person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this stockholder or OTAGC.

14.) Bristol Investment Fund, Ltd. is a private investment fund organized in the Cayman Islands and managed by Bristol Capital Advisors, LLC. The managing members of Bristol Capital Advisors, LLC are Mr. Paul Kessler and Ms. Diana Derycz Kessler, who have voting and investment control over the shares owned by Bristol Investment Fund, Ltd.

15.) Crestview Capital Fund II, LP has the sole voting and investment powers with respect to securities owned by this stockholder. Richard Levy and Stewart Flink, as Managing partners of the entity, with the power to act on its behalf, may be deemed the beneficial owner of the shares of our common stock reported in the table for this stockholder as a result of possessing such powers. However, they disclaim sole beneficial ownership of these shares.

16.) Gruber & McBaine Cap Mgmt ("GMCM"), as attorney in fact of this stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, GMCM may be deemed the beneficial owner of these shares as a result of possessing these powers. However, GMCM disclaims such beneficial ownership of these shares. Jon D Gruber & J Patterson McBaine as managing members, along with Eric B Swergold of GMCM have the power to act on its behalf.

17.) Kevin McCarthy, as the general partner of this stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares.

18.) J. Patterson McBaine has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

19.) Jon D. and Linda W. Gruber have sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

20.) RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owed by RHP Master Fund. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. Rock Hill Investment Management, RHP General Partner, and the individual owners of interests in RHP General Partner disclaim beneficial ownership of the shares owned by RHP Master Fund.

21.) Carol Sue Sandler has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

22.) Herman T. Wilson, Jr. is the general partner of this stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing these powers.

23.) Gary Blum has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

24.) Peter M. Way is the principal limited partner and a 50% owner with his wife of the corporate general partner of this stockholder. As such, he has shared voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers.

25.) Elliott International Capital Associates Inc. has the sole voting and investment powers with respect to securities (including ours) owned by this selling stock- holder. Paul E. Singer, as President of such entity, with the power to act on its behalf, may be deemed the beneficial owner of the shares of our common stock reported in the table for this selling stockholder as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares.

26.) Each of Nuno Brandolini and Kevin McCarthy are directors of this stockholder. As such, they have shared voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, each disclaims being the sole beneficial owner of these shares.

27.) Paul E. Singer is the general partner of this selling stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares.

28.) Brendan Devlin has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

29.) Paul Sandler, a director of our company, is the President of the corporate general partner of this selling stockholder (which is a "family partnership"). As such, he has voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of the shares reported in the table.

30.) Michael S. McCord is the trustee of this stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers.

31.) A. Ray Cercle has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

32.) Ben B. McAndrew, III, as the managing partner of this stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers.

33.) Michel Amsalem has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

34.) Raul Rodelas has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares.

35.) Timberline Asset Management LLC, as the general partner of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Adam Haron is the sole member of the limited liability company which is the general partner. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers.

36.) Harry S. Y. Nam has sole voting and investment powers with respect to the shares of our common stock reported in the table for this stockholder. Accordingly, he may be deemed the beneficial owner of these shares. Mr. Nam is affiliated with Hyosung Corporation which acquired in our fourth private placement in February 2000 (a) 500,000 shares of our common stock and (b) a common stock purchase warrant expiring February 28, 2005 to purchase 500,000 shares of our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock pursuant to this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each of the selling stockholders does not expect these commissions and discounts from such selling stockholder to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each of the selling stockholders has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The legality of our common stock offered by this prospectus will be passed upon by Latham & Watkins LLP, San Diego, California.

                                     EXPERTS

         Ernst & Young, LLP, our predecessor independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A, Amendment #2, for the year ended March 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described therein in
Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             CHANGES IN ACCOUNTANTS

         On July 8, 2003, we were notified by our independent auditors, Ernst & Young LLP, that they would not stand for re-election after completion of the current audit for the year ended March 31, 2003. The reports of Ernst & Young LLP on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles except for the inclusion of an explanatory paragraph which was included in their report for the year ended March 31, 2003 related to the uncertainty of our ability to continue as a going concern if we were unable to raise sufficient additional capital. Additionally, Ernst & Young, LLP's management letter related to their audit of the March 31, 2003 financial statements contained certain comments regarding material weaknesses noted. These particular comments related to our internal controls in our accounting and financial reporting and related resources. We agreed to the inclusion of the explanatory language and the material weaknesses which management believes have been properly resolved subsequent to March 31, 2003.

         In connection with the audits of our financial statements for each of the two fiscal years ended March 31, 2003, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. We have authorized Ernst & Young LLP to respond fully and without limitation to any inquiries of a successor independent audit firm retained by us.

         Effective on August 13, 2003, our Audit Committee retained Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as our new independent public accountants to audit our financial statements for the fiscal year ending March 31, 2004. During our two most recent fiscal years ended March 31, 2003 and through August 13, 2003, we did not consult with SLGG with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a) 2(i) and (ii) of Regulation S-K.

                      WHERE TO FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of our Public Reference Room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning our Chief Financial Officer at:

                                 LifePoint, Inc.
                            1205 South Dupont Street
                            Ontario, California 91761
                                 (909) 418-3000

         The SEC allows us to "incorporate by reference" in this prospectus information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

         o Our Annual Report on Form 10-K/A - Amendment #2 for the fiscal year ended March 31, 2003;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2003;

         o Our Current Reports on Form 8-K filed on July 15, 2003, August 14, 2003, August, 18, 2003, August 20, 2003 and August 22,
                  2003; and

         o Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 18, 2003.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that Registration Statement, but does not contain all of the information in the Registration Statement. For more detail concerning us and any securities offered by this prospectus, you may examine the Registration Statement and the exhibits filed with it at the offices of the SEC.

         You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

========================================= ======================================

         NO DEALER, SALESPERSON OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY                   LIFEPOINT, INC.
INFORMATION OR REPRESENTATIONS IN CONNECTION
WITH THIS OFFERING OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS. IF ANY SUCH
INFORMATION OR REPRESENTATIONS IS GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY US. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THE
SECURITIES OFFERED HEREBY TO ANY PERSON IN
ANY STATE OR OTHER JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION WOULD BE                        175,870,488
UNLAWFUL. NEITHER THE DELIVERY OF THIS                       SHARES
PROSPECTUS NOR ANY SALE MADE HEREUNDER                   OF COMMON STOCK
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY              ($.001 PAR VALUE)
IMPLICATION THAT THE INFORMATION CONTAINED                 OFFERED BY
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT           SELLING STOCKHOLDERS
TO THE DATE HEREOF.

        ---------------

                                                          ------------
                                                           PROSPECTUS
                                                          ------------

                                                       __________ __, 2003

========================================= ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee                                              $      7,928
Legal Fees and Expenses                                                   30,000
Accounting Fees and Expenses                                              5,200
Printing and Engraving Expenses                                           5,000
Miscellaneous                                                             1,872
                                                                  ------------
    Total                                                         $       50,000
                                                                  ============

         All of the above items except the registration fee are estimates.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance the expenses of defense (upon receipt of a written undertaking to reimburse the corporation if it is ultimately determined that such individual is not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that such court deems proper. The DGCL also permits a corporation to purchase and maintain liability insurance for its directors and officers.

         LifePoint's Restated Certificate of Incorporation and Restated Bylaws provide that LifePoint may indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said DGCL. LifePoint maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising out of such status.

ITEM 16.    EXHIBITS

         The Exhibit Index is attached hereto on page E-1.

ITEM 17.    UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, County of San Bernardino, State of California, on October 2, 2003.

                                           LIFEPOINT, INC.

                                           By: /s/ LINDA H. MASTERSON
                                           --------------------------
                                           LINDA H. MASTERSON
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below hereby constitutes and appoints Linda H. Masterson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Securities Act of 1933, with the SEC, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact may do or cause to be done by virtue hereof.

SIGNATURE                                           TITLE
---------                                           -----

/S/ LINDA H. MASTERSON                  Principal Executive Officer and Director
-----------------------------
Linda H. Masterson

/S/ DONALD W. RUTHERFORD                Principal Financial Officer
-----------------------------
Donald W. Rutherford

/S/ STAN YAKATAN                        Director (Chairman)
-----------------------------
Stan Yakatan

/S/ CHARLES J. CASAMENTO                Director
-----------------------------
Charles J. Casamento

/S/ PETER S. GOLD                       Director
-----------------------------
Peter S. Gold

/S/ PAUL SANDLER                        Director
-----------------------------
Paul Sandler

/S/ ROGER STOLL                         Director
-----------------------------
Roger Stoll

/S/ NUNO BRANDOLINI                     Director
-----------------------------
Nuno Brandolini

EXHIBIT INDEX

  EXHIBIT
  NUMBER                                 DESCRIPTION
  ------                                 -----------

3.1               Amended and Restated Certificate of Incorporation of
                  LifePoint, Inc.

4.1(2)            Form of Common Stock Certificate of LifePoint, Inc.

5.1               Opinion of Latham & Watkins LLP.

10.1(1) Securities Purchase Agreement dated July 14, 2003 by and among the Company and the purchasers who are signatories thereto.

10.2(1) Form of Common Stock Purchase Warrant dated July 14, 2003 issued by the Company.

10.3(1) Registration Rights Agreement dated July 14, 2003 by and among the Company and the purchasers who are signatories thereto.

10.4(1) Amendment No. 1 to Note and Warrant Purchase Agreement dated July 14, 2003 by and between the Company and Jonathan Pallin.

10.5(1) Amendment No. 1 to Convertible Loan and Security Agreement dated July 14, 2003 by and between the Company and the General Conference Corporation of Seventh-Day Adventists.

10.6(1) Call Option and Subordination Agreement dated July 14, 2003 by and among the Company, the General Conference Corporation of Seventh-Day Adventists, Jonathan Pallin and the purchasers of preferred stock who are signatories thereto.

10.7(1) Amendment Agreement dated May 30, 2003 by and among the Company and the requisite holders of Series C Preferred Stock of the Company.

10.8(1) Amendment Agreement dated June 27, 2003 by and among the Company and the requisite holders of Series C Preferred Stock of the Company.

10.9 Form of Common Stock Purchase Warrant dated November 12, 2002 between the Company and the General Conference Corporation of Seventh-Day Adventists.

10.10 Form of Common Stock Purchase Warrant dated February 19, 2003 between the Company and Jonathan J. Pallin.

23.1              Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

23.2              Consent of Ernst & Young LLP, Independent Auditors.

24.1 Powers of Attorney (contained on the signature page of this Registration Statement).
-----------------

(1) Filed as an exhibit to LifePoint, Inc.'s Current Report on Form 8-K filed with the SEC on July 15, 2003, and incorporated herein by reference.

(2) Filed as an exhibit to LifePoint, Inc.'s Registration Statement on Form S-1, as amended (File No. 33-67186), and incorporated herein by reference.